Exhibit 10.9

Datameg Corporation

Restricted Stock Agreement

This Restricted Stock Agreement is entered into as of July 25, 2005 by and between Datameg Corporation, a Delaware corporation (the “Company”), and William J. Mortimer (the “Purchaser”).

Introduction

The Purchaser is currently a management consultant to QoVox Corporation, a wholly-owned subsidiary of the Company (“QoVox”), pursuant to the terms of a certain Management Consultant Agreement (the “Consultant Agreement”) dated July 18, 2005 (the “Effective Date”).

Concurrently with the execution and delivery of this Agreement, the Company is selling to the Purchaser, and the Purchaser is purchasing from the Company, Twelve Million (12,000,000) shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), subject to the terms and conditions set forth herein.

The purpose of this Agreement, among other things, is to further align the interests of the Purchaser and the Company by allowing the Purchaser to share in the Company’s potential success. To that end, the Purchaser will devote his or her full time best efforts to the Company’s work in a manner consistent with the directions of the Company’s management.

An index of defined terms is set forth in Section 17 of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of Shares; Restriction on Transfer of Shares; Equity Incentive Plan.

(a) Purchase and Sale. On the terms and conditions set forth in this Agreement, the Company shall sell to the Purchaser, and the Purchaser shall purchase from the Company, Twelve Million (12,000,000) shares of the Company’s Common Stock (the “Shares”). The Purchaser shall pay to the Company $0.006 per share (the “Initial Purchase Price Per Share”) for each of the Shares for a total of $72,000 (the “Purchase Price”).

(b) Payment. Payment of the Purchase Price for the Shares shall be made by the Purchaser to the Company by: (i) check, (ii) wire transfer of immediately available funds, or (iii) forgoing receipt of consulting fees (as described in Section 1 of the Consultant Agreement), in accordance with Section 16 below. The sale and purchase shall take place at the offices of the Company as of the date first set forth above.

(c) Transfer Restrictions. The Purchaser shall not assign, sell, encumber, give, distribute, hypothecate, dispose or otherwise transfer (all hereinafter referred to as a “transfer”) the Shares, except in compliance with the other provisions of this Agreement; provided, however, the Purchaser may make a Permitted Transfer.

2. Right of Repurchase.

(a) Scope of Repurchase Right. The Shares shall be subject to the following rights of repurchase by the Company (each, a “Right of Repurchase”):

(i) All of the Shares (the “Restricted Shares”) shall initially be subject to a right of repurchase by the Company after termination of the Purchaser’s service as a full time consultant to, or an employee of, QoVox for any reason whatsoever (the “Ordinary Right of Repurchase”), subject to lapsing pursuant to Section 2(c) below; and

(ii) All of the Shares shall be subject to a right of repurchase by the Company after termination of the Purchaser’s service as a full time consultant to, or an employee of, QoVox for any reason whatsoever (the “Termination Right of Repurchase”).

(b) Condition Precedent to Exercise. A Right of Repurchase shall be exercisable only following the date when the Purchaser’s employment with, or service as a full time consultant to, the Company is terminated by the Company with or without cause or terminated by the Purchaser for any reason, and thereafter for 180 days.

(c) Lapse of Ordinary Right of Repurchase. The Ordinary Right of Repurchase shall lapse with respect to the Shares, so long as the Purchaser has served as a full time consultant to, or an employee of, QoVox, in accordance with Schedule 1 hereto. In addition, in the event of a “Change of Control” (as defined below) that occurs while you are a full time consultant to, or an employee of, QoVox, the Ordinary Right of Repurchase shall lapse as to: (i) 50% of the Shares if such Change of Control occurs on or prior to the second anniversary of this Agreement, (ii) 75% of the shares if such Change of Control occurs after the second anniversary of this Agreement but on or prior to the third anniversary of this Agreement, and (iii) all of the Shares if such Change of Control occurs after the third anniversary of this Agreement. As used herein, “Change of Control” means (A) the merger or consolidation of the Company into or with a corporation or other entity not previously affiliated with the Company, (B) the sale of all or substantially all of the Company’s outstanding capital stock in a single transaction or series of related transactions, unless, upon consummation of such sale of capital stock, the holders of voting securities of the Company immediately prior to such merger, consolidation or sale of capital stock, as the case may be, own directly or indirectly more than 50% of the voting power to elect directors of the acquiring entity, (C) the sale of all or substantially all the assets of the Company to a person not previously affiliated with the Company, in a single transaction or series of related transactions.

(d) Repurchase Cost.

(i) If the Company exercises an Ordinary Right of Repurchase, the Company shall pay the Purchaser an amount equal to the Initial Purchase Price Per Share for each of the Shares being repurchased (as adjusted for stock splits, stock dividends, stock combinations, reorganizations and the like).

(ii) If the Company exercises a Termination Right of Repurchase and no Forfeiting Event has occurred, the Company shall pay the Purchaser an amount equal to the

Fair Market Value of the Shares being repurchased (as adjusted for stock splits, stock dividends, stock combinations, reorganizations and the like).

(iii) If the Company exercises a Termination Right of Repurchase and one or more Forfeiting Events have occurred, the Company shall pay the Purchaser an amount equal to the Initial Purchase Price Per Share for each of the Shares being repurchased (as adjusted for stock splits, stock dividends, stock combinations, reorganizations and the like).

(e) Exercise of Repurchase Right. A Right of Repurchase shall be exercisable only by written notice delivered to the Purchaser prior to the expiration of the applicable period specified in subsection (b) above. The notice shall set forth the date on which the repurchase is to be effected. Such date shall not be more than 60 days after the date of the notice. The certificate(s) representing the Shares to be repurchased shall, prior to the close of business on the date specified for the repurchase, be delivered to the Company properly endorsed for transfer, free and clear of any encumbrances, restrictions, liens or security interests thereon, except for the restrictions set forth in this Agreement and under applicable securities laws. The Company shall, concurrently with the receipt of such certificate(s), pay to the Purchaser the purchase price determined according to subsection (d) above as follows:

(i) If the Company is exercising an Ordinary Right of Repurchase or a Termination Right of Repurchase (and no Forfeiting Event has occurred), payment shall be made in cash or cash equivalents or by canceling any indebtedness of the Company to the Purchaser; and

(ii) If the Company is exercising a Termination Right of Repurchase (and one or more Forfeiting Events have occurred), payment shall be made by (x) first offsetting damages, if any, suffered by the Company as a result of the Purchaser’s breach causing the Forfeiting Event, (y) next reducing or canceling any indebtedness of the Company to the Purchaser, and (z) the balance shall be paid, at the option of the Company, in cash or cash or by delivery of a promissory note, with interest payable at the lowest applicable federal rate, and a maturity three years after the date of issue.

The Right of Repurchase shall not be the Company’s sole remedy in the event of a Forfeiting Event, but shall be in addition to any other remedy available to the Company at law or in equity. The Right of Repurchase shall terminate with respect to any Shares for which it has not been timely exercised pursuant to this subsection (e).

(f) Escrow. Upon issuance, the certificates for Restricted Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Agreement. In addition, any new, substituted or additional securities or other property distributed upon Shares that are Restricted Shares shall immediately be delivered to the Company to be held in escrow. All regular cash dividends on Restricted Shares (or other securities at the time held in escrow) shall be paid directly to the Purchaser and shall not be held in escrow. Restricted Shares, together with any other assets or securities held in escrow hereunder, shall be (i) surrendered to the Company for repurchase and cancellation upon the Company’s exercise of its Right of Repurchase or (ii) released to the Purchaser upon the Purchaser’s request to the extent the Shares are no longer Restricted Shares (but not more frequently than once every six months). In any event, when all of the Shares (and any other vested assets and securities attributable thereto) are no longer Restricted Shares, then such Shares (and other vested assets and securities) shall be released to the Purchaser.

(g) Voting Rights. Nothing contained herein shall prevent the Purchaser from exercising his or her voting rights with respect to Shares that have not been repurchased by the Company pursuant to its Right of Repurchase hereunder.

3. Certain Restrictions on Transfer.

(a) Purchaser Representations and Covenants. In connection with the issuance and acquisition of the Shares contemplated hereunder, the Purchaser hereby represents, warrants, and covenants to and agrees with the Company as follows:

(i) The Purchaser is acquiring and will hold the Shares for investment for his or her account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(ii) The Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom and that the Shares must be held indefinitely, unless they are subsequently registered under the Securities Act or the Purchaser obtains an opinion of counsel, in form and substance satisfactory to the Company and its counsel, that such registration is not required. The Purchaser further acknowledges and understands that the Company is under no obligation to register the Shares.

(iii) The Purchaser is aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions, including, without limitation, the availability of certain current public information about the issuer, the resale occurring only after the holding period required by Rule 144 has been satisfied, the sale occurring through an unsolicited “broker’s transaction,” and the amount of securities being sold during any three-month period not exceeding specified limitations. The Purchaser acknowledges and understands that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.

(iv) The Purchaser will not transfer the Shares in violation of the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder, including Rule 144 under the Securities Act. The Purchaser agrees that he or she will not dispose of the Shares unless and until he or she has complied with all requirements of this Agreement and he or she has provided the Company with written assurances, in substance and form satisfactory to the Company, that the proposed disposition does not require registration of the Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been obtained.

(v) The Purchaser had been furnished with, and has had access to, such information as he or she considered necessary or appropriate for deciding whether to invest in the Shares, and the Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Shares. The Purchaser has adequate means of providing for his or her current needs and personal contingencies and has no need for liquidity in connection with his purchase of the Shares. The Purchaser’s overall commitment to investments, which are not readily marketable, is not disproportionate to the net worth of the Purchaser, and the Purchaser’s investment in the Shares will not cause such overall commitment to become excessive. The Purchaser has read carefully and understands this Agreement and has consulted his or her own attorney, accountant or investment adviser with respect to the investment contemplated hereby and its suitability for the Purchaser. The Purchaser has such knowledge and experience in financial, securities, investments and business matters that he or she is capable of evaluating the merits and risks of his purchase of the Shares.

(vi) The Purchaser is an “accredited investor” within the meaning of Regulation D of the Securities Act of 1933, as amended.

(vii) The Purchaser is aware that his or her investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss. The Purchaser is able, without impairing his or her financial condition, to hold the Shares for an indefinite period and to suffer a complete loss of his or her investment in the Shares.

(b) Securities Law Restrictions. The Company at its discretion may impose restrictions upon the transfer of the Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

(c) Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, the Purchaser shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or otherwise transfer, or agree to engage in any of the foregoing transactions with respect to any of the Company’s equity securities without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters, however, in no event shall such period exceed 180 days. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares until the end of the applicable stand-off period. The Company’s underwriters shall be intended beneficiaries of the agreement set forth in this subsection (c). This subsection (c) shall not apply to Shares registered in a public offering under the Securities Act.

(d) Rights of the Company. The Company shall not be required to (i) transfer on its books any Shares that have been transferred in contravention of this Agreement or (ii) treat as the owner of Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Shares have been transferred in contravention of this Agreement.

4. Adjustments; Termination of Rights of Purchaser.

(a) In the event any stock dividend, stock split, stock combination, recapitalization, reorganization or a similar transaction affecting the Company’s outstanding Common Stock, any new, substituted or additional securities or other property which by reason of such transaction are distributed with respect to any Shares shall immediately be subject to the restrictions set forth in this Agreement; provided, however, that the aggregate purchase price payable for the Shares pursuant to Right of Repurchase shall remain the same.

(b) If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be repurchased in accordance with Section 2 of this Agreement, then after such time the person from whom such Shares are to be repurchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Shares shall be deemed to have been repurchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

5. Successors and Assigns. Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon the Purchaser and the Purchaser’s legal representatives, heirs, legatees, distributes, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

6. No Retention Rights. Nothing in this Agreement shall confer upon the Purchaser any right to continue to be employed by, or serve as a consultant to, the Company or any of its subsidiaries for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any subsidiary employing or retaining the Purchaser) or of the Purchaser, which rights are hereby expressly reserved by each, to terminate his or her employment or consulting service at any time and for any reason, with or without cause.

7. Tax Election. The acquisition of the Shares may result in adverse tax consequences that may be avoided or mitigated by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). Such election may be filed only within 30 days after the date of purchase. The Purchaser should consult with his or her tax advisor to determine the tax consequences of acquiring the Shares and the advantages and disadvantages of filing the Code Section 83(b) election. The Purchaser acknowledges that it is his or her sole responsibility, and not the Company’s, to file a timely election under Code Section 83(b).

8. Legends. All certificates evidencing Shares shall bear the following legends:

“THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS TO THE COMPANY CERTAIN REPURCHASE RIGHTS UPON TERMINATION OF SERVICE

WITH THE COMPANY. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

If required by the authorities of any state in connection with the issuance of the Shares, the legend or legends required by such state authorities shall also be endorsed on all such certificates.

9. Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon (a) personal delivery, (b) deposit with a nationally recognized overnight courier or (c) deposit with the United States Postal Service, by certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Purchaser at the address set forth in the Company’s records.

10. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with regard to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) relating to the subject matter hereof.

11. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its choice of law principles.

12. Remedies. The Purchaser agrees that the Company will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by the Purchaser, the Company shall, in addition to all other remedies available, be entitled to a temporary or permanent injunction against the Purchaser, without showing any actual damage, and/or a decree for specific enforcement in accordance with the provisions hereof.

13. Severability. If any provision of this Agreement is found unenforceable or illegal, the remainder of this Agreement shall remain in full force and effect.

14. Amendments; Waivers. This Agreement may only be amended or modified in writing signed by the Purchaser and the Company. No party shall be deemed to waive any rights hereunder unless such waiver is in writing and signed by such party. A waiver in writing on one or more occasions shall not be deemed to be a waiver for any future occasions.

15. Counterparts. This Agreement may be executed in counterparts, including counterparts by telecopier, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

16. Management Consultant Fee Forbearance Amount. The Purchaser hereby authorizes and directs the Company and QoVox to hold back from the Consultant Agreement, and not pay to the Purchaser, the amount set forth below the signature of the Purchaser which follows below in this Agreement (not to exceed $72,000). Such amount, referred to in this Agreement as the “Management Consultant Holdback Amount” shall be applied by the Company against the Purchase Price set forth in Section 1 above.

17. Definitions. As used herein, the following terms shall have the following meanings:

“Agreement” shall mean this Restricted Stock Agreement.

“Board” shall mean the Board of Directors of the Company.

“Code” shall have the meaning given to it in Section 7.

“Common Stock” shall have the meaning given to it in the introduction.

“Company” shall have the meaning given to it in the preamble.

“Consultant Agreement” shall have the meaning given to it in the preamble.

“Fair Market Value” shall mean, with respect to each share of Common Stock, the closing price per share of the Company’s Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or, if not then listed or admitted to trading on any such exchange, on the Nasdaq National Market System, or if not then listed or traded on any such exchange or system, the average of the bid and offer price per share on the Over-the-Counter Bulletin Board (OTC:BB), in each case averaged over the 10 trading days consisting of the day as of which the current fair market value of Common Stock is being determined and the nine consecutive business days prior to such day. If at any time such quotations are not available, the current fair market value of a share of Common Stock shall be the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors of the Company, unless the Company shall become subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the current fair market value of a share of Common Stock shall be deemed to be the value received by the holders of the Company’s Common Stock for each share of Common Stock pursuant to the Company’s acquisition.

“Forfeiting Event” shall mean a determination by the Board, acting in good faith, that the Purchaser has materially breached the terms and conditions of any agreement to which both the Purchaser and the Company (or any of the Company’s affiliates, including, without limitation, QoVox) are parties.

“Initial Purchase Price Per Share” shall have the meaning given to it in Section 1(a).

“Management Consultant Holdback Amount” shall have the meaning given to it in Section 16.

“Purchaser” shall have the meaning given to it in the preamble.

“Permitted Transfer” shall mean a transfer of Shares by the Purchaser (i) by beneficiary designation, will or intestate succession or (ii) that is a Qualified Estate Planning Transfer, provided that in either case the transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

“Qualified Estate Planning Transfer” shall mean a transfer of Shares by the Purchaser to the Purchaser’s spouse, children or grandchildren or to a trust established by the Purchaser for the benefit of the Purchaser or the Purchaser’s spouse, children or grandchildren, where: (i) the Purchaser retains the right to vote all such transferred Shares, and (ii) following such transfer, the Purchaser remains either the record or beneficial owner of a majority of the Shares.

“Restricted Shares” shall have the meaning given to it in Section 2.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall have the meaning given to it in Section 1.

“transfer” shall have the meaning given to it in Section 1.

*         *         *         *

THIS AGREEMENT has been entered into by the parties effective as of the date first set forth above.

DATAMEG CORPORATION

By: /s/ Mark P. McGrath

        Mark P. McGrath, Chairman and CEO

                /s/ William J. Mortimer

Purchaser: William J. Mortimer, Individually

Address: Wolboldstrasse 35

                71063 Sindelfingen, Germany

Management Consultant Holdback Amount pursuant to Section 16 above: $72,000

(if no amount is filled in, then the Management Consultant Holdback Amount shall be $72,000)

Schedule 1

Vesting Schedule

Ref	Objective	Vesting Condition	% of Ordinary Repurchase Right that Lapses

1	Raise investment[1]	a) For first $1M investment raised	15%

		b) For second $1M investment raised	15%

2	Book Orders	a) For first $1M sales[2] (from Jul 1, 2005)	15%

		b) For second $1M sales (from Jul 1,2005)	15%

		c) For third $1M sales (from Jul 1, 2005)	15%

3	Develop sales channel and product development organization	a) Hire[3] two Sales Representatives in USA and two System Engineers in USA	10%

		b) Hire four product development engineers	10%

		b) First order placed through channel partner (MR or Distributor)	5%

Total Percentage of Orinary Repurchase Right Lapsed			100%

[1]	All calculations of the amount of investments raised shall mean the proceeds to the Company from private placements of the Company’s debt or equity securities to accredited investors, net of all accounting and legal fees, investment bank, broker and finder fees and other commissions, and all other expenses incurred by the Company and reasonably related to such investments.
[2]	As used herein, “sales” means the gross amount of cash actually received by the Company on account of sales of products and services to unaffiliated third parties.
[3]	All hirings of employees shall be subject to the reasonable approval of the Company’s Board of Directors. In addition, you will be credited with any such hiring for vesting purposes on the 90th day of such employee’s employment with the Company.